Exhibit 77K
Kemper-Dreman Fund, Inc.
Form N-SAR for the period ended 12/31/95
File No. 811-5385



At a meeting held on June 21, 1995, the Board of Directors of Kemper-Dreman Fund, Inc. (the Fund) approved the engagement of Ernst & Young LLP as its independent auditors for the fiscal year ending December 31, 1995 to replace the firm of Tait, Weller & Baker, who were dismissed as auditors of the Fund. In addition, the shareholders of the Fund gave their approval to the change in independent auditors at a meeting held August 1, 1995.

The reports of Tait, Weller & Baker on the Fund's financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

In connection with the audits of the Fund's financial statements for each of the two fiscal years ended December 31, 1994, and in the subsequent interim period, there were no disagreements with Tait, Weller & Baker on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Tait, Weller & Baker would have caused Tait, Weller & Baker to make reference to the matter in their report.

The Fund has requested Tait, Weller & Baker to furnish a letter addressed to the Commission stating whether it agrees with the above statements.